Exhibit 99.1

Computer Software Innovations, Inc. Reports Record Revenues for the Second Quarter 2006

•	Q2 2006 Revenues Increase By 67% to $12 Million from $7.2 Million in 2005

•	Six Months Revenues Increase 49% to $17 Million from $11.4 million for 2005

EASLEY, S.C., August 15, 2006 (BUSINESSWIRE) – Computer Software Innovations, Inc., (OTCBB: CSWI.OB), CSI Technology Outfitters™, (“CSI”) today announced its financial results for the three and six months ended June 30, 2006.

CSI posted revenue of approximately $12.0 million for the quarter ended June 30, 2006, a 67% increase over the $7.2 million for the comparable period ended June 30, 2005.

Net Income for the quarter ended June 30, 2006 was approximately $508,000 or $0.05 per diluted share, compared to net income of approximately $589,000 and $0.05 earnings per diluted share for the same period last year.

For the three months ended June 30, 2006, software applications revenues increased 27% due to the related improvements in account penetration, product mix and better cost containment in this segment. The resulting higher margins in the software segment offset a significant portion of the impact of increased competitive offerings in the technology solutions segment. The increase in software applications segment revenues stemmed primarily from an overall increase in the number of new clients purchasing new software, accompanying installation and training services and software service contract upgrades from CSI.

While the technology solutions segment revenues increased 74%, a significant portion of this increase, approximately 60%, resulted from CSI acting as a reseller rather than agent for personal computer sales, which increased reported revenues with little impact on gross profit. Total personal computer sales both as reseller and agent declined slightly resulting in decreased gross profit from reduced commissions. The impact of lower commissions and increased competitive offerings caused the reduction in Operating income to $852,000 for the three months ended June 30, 2006 from $1,256,000 for the comparable period of the prior year.

For the six month period ended June 30, 2006, revenues were $17 million, up 49% from approximately $11.4 million for the comparable period a year ago. Operating Income was approximately $325,000 for the six month period ended June 30, 2006, up from the $205,000 for the comparable six month period ended June 30, 2005. Net Income was $78,000 as compared to the Net loss of $1.89 million for the six month’s ended June 30, 2005.

For the six months ended June 30, 2006, increased software sales volumes and product mix contributed to the growth in revenues, coupled with an increase in technology sales. The increase in Operating income for the six month period resulted primarily from increased revenues, stronger product mix in the software segment and a focus on cost containment in the Company’s two segments.

“We are pleased to report a significant sales increase in our software applications segment, which represents our highest margin business segment. We believe the realignment of our sales force to sell all products rather than focusing on one segment’s offerings has had a positive impact. Increases in software revenues help mitigate the risks from margin pressure and changes in product mix in our technology solutions segment, while ultimately driving greater gross profits. We will continue to focus on efforts of improving sales of higher margin products and services with a strengthening sales force approach, and by expanding our geographic footprint through organic growth and acquisitions that could bolster our market presence,” said Nancy Hedrick, CEO.

Conference Call Announcement

The conference call will take place at 4:15 p.m. Eastern, on Monday, August 21, 2006. Anyone interested in participating should call 877-704-5378 if calling within the United States, or 913-312-1292 if calling internationally and enter pass code 4156922, approximately 5 to 10 minutes prior to the 4:15 p.m. call. There will be a playback available until August 29, 2006. To listen to the playback, please call 888-203-1112 if calling within the United States or 719-457-0820 if calling internationally. Please use pass code 4156922 for the replay.

The call is also being webcast and may be accessed via CSI’s website at www.csioutfitters.com. The webcast replay will be available through November 21, 2006.

About Computer Software Innovations, Inc.

Computer Software Innovations, Inc. (OTCBB:CSWI—News), CSI Technology Outfitters™, is a full service company providing software and technology solutions primarily to public sector organizations. The software solutions include financial management, billing and revenue management, school activity accounting, lesson planning and automated workflow. The technology solutions include IP telephony, IP video surveillance, visual communications, interactive classrooms, network security and traffic monitoring, infrastructure design, wireless solutions, network management, engineering services and hardware solutions. CSI’s client base includes school districts, higher education, municipalities, county governments, and other non-profit organizations. Currently, more than 400 public sector organizations utilize CSI’s software systems and network integration services. Additional information on CSI can be obtained through its website at www.csioutfitters.com.

Forward-Looking and Cautionary Statements

Certain information contained in this news release includes forward-looking statements that involve substantial risk and uncertainties. Any statement in this news release that is not a statement of an historical fact constitutes a “forward-looking statement.” Among other things, these statements relate to our financial condition, results of operations and business. When used in this news release, these forward-looking statements are generally identified by the words or phrases “may,” “expect,” “anticipate,” “plan,” “believe,” “seek,” “estimate,” “project” or words of similar import. These forward-looking statements are not guarantees of future performance. These statements are based on management’s expectations that involve a number of business risks, uncertainties and other factors that may cause the actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date that we make them. For more information on factors that could affect expectations, see the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information herein.

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
REVENUES
Software applications segment	$1,446,005	$1,142,039	$2,550,077	$2,128,788
Technology solutions segment	10,718,231	6,156,389	14,456,562	9,261,944

Net sales and service revenue	12,164,236	7,298,428	17,006,639	11,390,732
COST OF SALES
Total software applications segment cost of sales	509,132	501,402	971,021	948,228

Total technology solutions segment cost of sales	9,279,993	4,259,155	12,156,901	6,746,938

Total cost of sales	9,789,125	4,760,557	13,127,922	7,695,166

Gross profit	2,375,111	2,537,871	3,878,717	3,695,566
OPERATING EXPENSES
Salaries and wages and benefits (excluding stock-based compensation)	894,324	773,474	1,665,539	1,375,865
Stock based compensation	81,258	—	695,212	631,174
Reverse acquisition costs	—	—	—	759,283
Professional and legal compliance and litigation costs	86,034	220,303	430,888	220,303
Marketing costs	59,952	—	149,856	—
Travel and mobile costs	149,815	90,168	232,260	152,394
Depreciation	41,513	14,772	76,624	27,451
Other selling, general and administrative expenses	210,051	183,337	303,588	323,568

Total operating expenses	1,522,947	1,282,054	3,553,967	3,490,038

Operating income	852,164	1,255,817	324,750	205,528
OTHER INCOME (EXPENSE)
Interest income	819	—	3,000	6,023
Interest expense	(96,592)	(77,198)	(188,977)	(90,202)
Amortization of loan fees	—	—	(17,458)	(24,442)
Gain (loss) on disposal of property and equipment	—	—	—	100
Unrealized loss on warrants	—	(108,267)	—	(3,193,188)

Net other income (expense)	(95,773)	(185,465)	(203,435)	(3,301,709)

Income (loss) before income taxes	756,391	1,070,352	121,315	(3,096,181)
INCOME TAX EXPENSE (BENEFIT)	248,567	481,762	43,023	(1,235,328)

NET INCOME (LOSS)	507,824	588,590	78,292	(1,860,853)

BASIC EARNINGS (LOSS) PER SHARE	$0.15	$0.22	$0.03	$(0.71)

DILUTED EARNINGS (LOSS) PER SHARE	$0.05	$0.05	$0.01	$(0.71)

WEIGHTED AVERAGE SHARES OUTSTANDING:

– Basic	3,340,004	2,631,786	3,119,657	2,631,786

– Diluted	11,362,728	12,474,658	11,262,792	2,631,786

COMPUTER SOFTWARE INNOVATIONS, INC.

CONSOLIDATED BALANCE SHEETS

	June 30, 2006 (Unaudited)	December 31, 2005
ASSETS

CURRENT ASSETS
Cash	334,310	$—
Accounts receivable, net	9,726,406	5,891,950
Inventories	15,197	—
Prepaid expenses	97,700	70,962
Taxes receivable	272,532	192,918

Total current assets	10,446,145	6,155,830

PROPERTY AND EQUIPMENT, net	718,671	411,835

COMPUTER SOFTWARE COSTS, net	1,254,485	983,654

OTHER ASSETS	55,737	22,475

	$12,475,038	$7,573,794

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$4,822,768	$2,349,785
Deferred revenue	2,530,429	1,498,418
Deferred tax liability	415,082	298,764
Bank line of credit	1,842,000	1,701,000
Current portion of note payable	100,000	—
Subordinated notes payable to shareholders	2,250,400	2,250,400

Total current liabilities	11,960,679	8,098,367

NOTE PAYABLE, less current portion	265,428	—

	12,226,107	8,098,367

SHAREHOLDERS’ EQUITY (DEFICIT)
Common stock—$0.001 par value; 40,000,000 shares authorized; 3,369,030 shares issued and outstanding	3,369	2,632
Preferred stock—$0.001 par value; 15,000,000 shares authorized; 7,012,736 shares issued and outstanding	7,013	7,218
Additional paid-in capital	6,005,049	5,111,736
Retained earnings (deficit)	(5,567,867)	(5,646,159)
Unearned stock compensation	(198,633)	—

Total shareholders’ equity (deficit)	248,931	(524,573)

	$12,475,038	$7,573,794

Company Contact:

Computer Software Innovations, Inc.

David Dechant, 864-855-3900

Ddechant@csioutfitters.com

Investor Contact:

Alliance Advisors, LLC

Mark McPartland, 910-221-1827

MarkMcp@allianceadvisors.net

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